Exhibit 8.1

LIST OF SUBSIDIARIES

(as of March 31, 2011)

NAME OF ENTITY	JURISDICTION OF INCORPORATION
CHIEF Telecom Inc.	Taiwan, R.O.C.

Chunghwa International Yellow Pages Co., Ltd.	Taiwan, R.O.C.

Chunghwa Investment Co., Ltd.	Taiwan, R.O.C.

Chunghwa Precision Test Tech. Co., Ltd	Taiwan, R.O.C.

Chunghwa System Integration Co., Ltd.	Taiwan, R.O.C.

InfoExplorer Co., Ltd.	Taiwan, R.O.C.

Light Era Development Co., Ltd.	Taiwan, R.O.C.

Senao International Co., Ltd.	Taiwan, R.O.C.

Spring House Entertainment Inc.	Taiwan, R.O.C.

Unigate Telecom Inc.	Taiwan, R.O.C.

Yao Yong Real Property Co., Ltd.	Taiwan, R.O.C.

New Prospect Investments Holdings Ltd.	British Virgin Islands

Prime Asia Investments Group Ltd.	British Virgin Islands

Chunghwa Investment Holding Company	Brunei

Concord Technology Co., Ltd.	Brunei

CHI One Investment Co., Ltd.	Hong Kong

Donghwa Telecom Co., Ltd.	Hong Kong

Senao International HK Limited	Hong Kong

InfoExplorer (Hong Kong) Co., Limited	Hong Kong

Chunghwa Hsingta Company Ltd.	Hong Kong

Chunghwa Telecom Japan Co., Ltd.	Japan

Chief International Corp.	Samoa Islands

Senao International (Samoa) Holding Ltd.	Samoa Islands

InfoExplorer International Co., Ltd.	Samoa Islands

Glory Network System Service (Shanghai) Co., Ltd.	Shanghai, People’s Republic of China

NAME OF ENTITY	JURISDICTION OF INCORPORATION
Chunghwa Telecom (China), Co., Ltd	Shanghai, People’s Republic of China

Chunghwa Telecom Singapore Pte., Ltd.	Singapore

Chunghwa Telecom Global, Inc.	United States of America

Chunghwa Precision Test Tech. USA Corporation	United States of America